Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street NE, Suite 3000
Atlanta, GA 30308-2216

troutman.com

October 16, 2020

Atlantic Capital Bancshares, Inc.

945 East Paces Ferry Road NE, Suite 1600

Atlanta, Georgia 30326

Re:	Registration Statement on Form S-4 of Atlantic Capital Bancshares, Inc.

Ladies and Gentlemen:

At your request and as your counsel, we have reviewed the Registration Statement on Form S-4 (the “Registration Statement”) filed by Atlantic Capital Bancshares, Inc., a Georgia corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Company to exchange up to $75,000,000 in aggregate principal amount of its 5.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “New Notes”) for up to $75,000,000 in aggregate principal amount of its existing 5.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of August 20, 2020, by and between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of August 20, 2020, by and among the Company and the purchasers of the Old Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth herein, including: (i) the corporate and organizational documents of the Company, including the Articles of Incorporation of the Company, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”); (ii) the Registration Statement and exhibits thereto; (iii) the Old Notes; (iv) the New Notes; (v) the Indenture; (vi) the Registration Rights Agreement; and (vii) certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the New Notes. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto; (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto; (iii)

Atlantic Capital Bancshares, Inc.
October 16, 2020

the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; (viii) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, corporate records and certificates and other instruments we have received; and (ix) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct.

Based upon and subject to the foregoing, we are of the opinion that, when the New Notes (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion (i) as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Georgia and the State of New York (except with respect to state securities or “blue sky” laws), including as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof or (ii) as to the validity, binding effect or enforceability of any provision in the New Notes or the Indenture to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes. In addition to the other qualifications, exceptions and limitations set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated above. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement, and any amendments thereto. In giving this consent, we do not hereby admit that we come within

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October 16, 2020

the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Troutman Pepper Hamilton Sanders LLP